CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Annual Report Pursuant to Regulation A on Form 1-K of our report dated April 22, 2020, relating to the consolidated financial statements of Juva Life Inc., for the year ended December 31, 2019 and the period from incorporation as at June 29, 2018 to December 31, 2018 which is part of this Annual Report.

"DAVIDSON & COMPANY LLP"

Vancouver, Canada	Chartered Professional Accountants
April 24, 2020